(d)(1)(i)

October 1, 2012

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258

Pursuant to the Amended and Restated Investment Management Agreement, dated August 1, 2012, between ING Series Fund, Inc. and ING Investments, LLC, as amended (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fee for ING Corporate Leaders 100 Fund (the “Fund”), a series of ING Series Fund, Inc., effective on October 1, 2012.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement.  The Amended Schedule A, which indicates the additional breakpoints to the annual investment management fee for the Fund, is attached hereto.

Please signify your acceptance to the additional breakpoints to the annual investment management fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Series Fund, Inc.

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Series Fund, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee
(as a percentage of daily net assets)

ING Alternative Beta Fund	October 22, 2008	0.750% on all assets

ING Capital Allocation Fund		Direct Investments(1) 0.800% on first $500 million 0.775% on next $500 million 0.750% on next $500 million 0.725% on next $500 million 0.700% over $2 billion Underlying Funds(2) 0.08%

ING Core Equity Research Fund		0.700% on first $250 million 0.650% on next $250 million 0.625% on next $250 million 0.600% on next $1.25 billion 0.550% over $2 billion

ING Corporate Leaders 100 Fund	June 11, 2008	0.40% on first $500 million 0.35% on next $500 million 0.30% over $1 billion

ING Global Target Payment Fund	June 18, 2008	0.08% on all assets

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on April 4, 2008.

Series	Effective Date	Annual Investment Management Fee
(as a percentage of daily net assets)

ING Large Cap Growth Fund	February 29, 2012	0.70%

ING Money Market Fund		0.400% on first $500 million 0.350% on next $500 million 0.340% on next $1 billion 0.330% on next $1 billion 0.300% over $3 billion

ING Small Company Fund		0.850% on first $250 million 0.800% on next $250 million 0.775% on next $250 million 0.750% on next $1.25 billion 0.725% over $2 billion

ING SMID Cap Equity Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion